Exhibit 10.2

FORM OF

PROMISSORY NOTE

(Earnout Note)

March 27, 2022

$[__]

FOR VALUE RECEIVED, the undersigned, SMART Global Holdings, Inc,, a Cayman Islands exempted company (the “Company”, or the “Parent”), hereby unconditionally promises to pay to Cree, Inc., a North Carolina corporation (“Cree” and together with any permitted successor, permitted registered assignee or permitted transferee of, or other permitted holder of, this promissory note (this “Note”), the “Holder”) [•] Dollars ($[•]) (the “Loan”). The Company further hereby agrees to pay interest on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in Article II. This Note is the Earnout Note referred to in, and was executed and delivered in connection with, that certain Asset Purchase Agreement made and entered into as of October 18, 2020 (as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Purchase Agreement”), among (i) Cree, as the Seller, (ii) CreeLED, Inc. (formerly known as Chili Acquisition, Inc.), a Delaware corporation and a wholly owned subsidiary of the Company, as the Buyer, and (iii) the Company, as the Buyer Parent. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.

Article I
DEFINITIONS

Section 1.1 Defined Terms

As used herein, the terms below shall have the following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agreement Date” means October 18, 2020.

“Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded, or replaced from time to time.

“Benchmark” means LIBOR or a Benchmark Replacement that is in effect hereunder, as applicable.

“Benchmark Replacement” has the meaning assigned to such term in Section 2.2.

“Board of Directors” means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person or any committee thereof duly authorized to act on behalf of such board, (b) in the case of any limited liability company, the board of managers, board of directors, manager or managing member of such Person or the functional equivalent of the foregoing, (c) in the case of any partnership, the board of directors, board of managers, manager or managing member of a general partner of such Person or the functional equivalent of the foregoing and (d) in any other case, the functional equivalent of the foregoing. In addition, the term “director” means a director or functional equivalent thereof with respect to the relevant Board of Directors.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York, New York are permitted or required to close by Law.

“Buyer” has the meaning assigned to such term in the first paragraph of this Note.

“Change in Control” means the acquisition of beneficial ownership by any Person or group, other than the Permitted Holders (as defined in the Credit Agreement as of the Agreement Date) (or any holding company parent of Parent owned directly or indirectly by the Permitted Holders), of Equity Interests representing 40% or more of the aggregate votes entitled to vote for the election of directors of Parent having a majority of the aggregate votes on the Board of Directors of Parent and the aggregate number of votes for the election of such directors of the Equity Interests beneficially owned by such Person or group is greater than the aggregate number of votes for the election of such directors represented by the Equity Interests beneficially owned by the Permitted Holders, unless the Permitted Holders otherwise have the right (pursuant to contract, proxy or otherwise), directly or indirectly, to designate, nominate or appoint (and do so designate, nominate or appoint) directors of Parent having a majority of the aggregate votes on the Board of Directors of Parent.

For purposes of this definition, including other defined terms used herein in connection with this definition and notwithstanding anything to the contrary in this definition or any provision of Section 13d-3 of the Exchange Act, (i) “beneficial ownership” shall be as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act as in effect on the Agreement Date, (ii) the phrase Person or group is within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person or group or its subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, (iii) if any group includes one or more Permitted Holders, the issued and outstanding Equity Interests of Parent, directly or indirectly owned by the Permitted Holders that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of clause (b) of this definition, (iv) a Person or group shall not be deemed to beneficially own Equity Interests to be acquired by such Person or group pursuant to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Equity Interests in connection with the transactions contemplated by such agreement and (v) a Person or group will not be deemed to beneficially own the Equity Interests of another Person as a result of its ownership of Equity Interests or other securities of such other Person’s parent (or related contractual rights) unless it owns 50% or more of the total voting power of the Equity Interests entitled to vote for the election of directors of such Person’s parent having a majority of the aggregate votes on the Board of Directors of such Person’s parent.

“Company” has the meaning assigned to such term in the first paragraph of this Note.

“Credit Agreement” means that certain Third Amended and Restated Credit Agreement dated as of March 6, 2020, among SMART Worldwide Holdings, Inc., a Cayman Islands exempted company, SMART Modular Technologies (Global), Inc., a Cayman Islands exempted company, SMART Modular Technologies, Inc., a California corporation, the lenders party thereto and Barclays Bank PLC, as Administrative Agent and as Collateral Agent.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Dollars” or “$” refers to lawful money of the United States.

“Effective Date” means March 27, 2022.

“Equity Interests” means shares of the capital stock (including common and preferred shares), partnership interests, membership interest in a limited liability company, beneficial interests in a trust, any subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any shareholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or securities convertible into, any additional equity interests, or other equity interests.

“Event of Default” has the meaning assigned to such term in Section 6.1.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Holder or required to be withheld or deducted from a payment to the Holder, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Holder being organized under the laws of, or having its principal office or its lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) United States federal withholding Taxes imposed on interest in a loan pursuant to a law in effect on the Effective Date and (c) Taxes attributable to the Holder’s failure to comply with Section 3.6.

“Fair Market Value” means with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset. Except as otherwise expressly set forth herein, such value shall be determined in good faith by the Parent.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Parent.

“FRB/NYFRB” has the meaning assigned to such term in Section 2.2.

“Fully Satisfied” means, as of any date, that on or before such date: (a) the principal of and interest accrued to such date on the Loan shall have been paid in full in cash and (b) all fees, expenses and other amounts then due and payable (other than contingent amounts for which a claim has not been made) shall have been paid in full in cash.

“GAAP” means United States generally accepted accounting principles, as in effect from time to time.

“Governmental Authority” means the government of the United States or any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory, or administrative powers or functions of or pertaining to government including any supra-national bodies (such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (for purposes of this definition, the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof or pledge any assets to secure the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or monetary obligation, or (e) entered into for the purpose of assuring in any other manner the holder of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such holder against loss in respect thereof (in whole or in part). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as reasonably determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning. Notwithstanding the foregoing, the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business and any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after being due and payable), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all capital lease obligations and finance lease obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; provided that the term “Indebtedness” shall not include (i) deferred or prepaid revenue, (ii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller, (iii) any obligations attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto or (iv) Indebtedness of any parent of the Company appearing on the balance sheet of the Company, or solely by reason of push down accounting under GAAP. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of Indebtedness of any Person for purposes of clause (e) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the Fair Market Value of the property encumbered thereby as determined by such Person in good faith. For all purposes hereof, the Indebtedness of the Company and its Subsidiaries shall exclude intercompany liabilities arising from their cash management, tax, and accounting operations and intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business.

“Indemnified Person” has the meaning assigned to such term in Section 10.8.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Interest Payment Date” means (a) the last day of each Interest Period and (b) the Maturity Date.

“Interest Period” means the period commencing on the Effective Date and ending June 30, 2022 and, thereafter, each subsequent three (3) month period ending on September 30, December 31, March 31 and June 30 of any applicable year.

“Interest Rate” means LIBOR plus 3.0%.

“LIBOR” means, for each Interest Period, a rate per annum equal to the London Interbank Offered Rate, as determined by ICE Benchmark Administration Limited (or any successor or substitute therefor acceptable to the Holder) for U.S. dollar deposits for a three-month period as obtained by the Holder from Reuters, Bloomberg or another commercially available source as may be designated by the Holder from time to time, two (2) Business Days before the first day of such Interest Period; provided that in no event shall LIBOR be less than zero.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Loan” has the meaning assigned to such term in the first paragraph of this Note.

“Loan Documents” means, collectively, this Note and all other documents, instruments, and agreements executed and delivered, or acknowledged by the Obligor in connection with this Note, in each case excluding the Purchase Agreement and all other documents, instruments, and agreements entered into in connection with the Purchase Agreement that are not specifically related to the Note.

“Maturity Date” means March 27, 2025.

“Obligations” means all of the obligations, indebtedness and liabilities of the Obligor to the Holder under this Note or any of the other Loan Documents, including principal, interest, fees, expenses, reimbursements and indemnification obligations and other amounts, absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Obligor of any proceeding under any Debtor Relief Laws or other similar laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Obligor” means the Company.

“Other Connection Taxes” means Taxes imposed as a result of a present or former connection between the Holder and the jurisdiction imposing such Tax (other than connections arising from the Holder having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in the Note or any Loan Document).

“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Parent” has the meaning assigned to such term in the first paragraph of this Note.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority, or other entity.

“Pro Forma Total Leverage Ratio” means the Total Leverage Ratio determined as if all Specified Transactions that have occurred during the applicable four consecutive fiscal quarter period or subsequent to such period and prior to or simultaneously with the event for which the Pro Forma Total Leverage Ratio calculation is required to be made are deemed to have occurred as of the first day of the applicable four consecutive fiscal quarter period.

“Purchase Agreement” has the meaning assigned to such term in the first paragraph of this Note.

“Secured Leverage Ratio” has the meaning assigned to, and shall be calculated pursuant to the terms of and using the other relevant defined terms in, the Credit Agreement (as in effect on the Agreement Date); provided that the phrase “Parent Borrower and its Restricted Subsidiaries” in such defined term and such other relevant defined terms shall be replaced with “Parent and its Subsidiaries” for the purposes of making such calculation on a consolidated basis for the Company and its Subsidiaries.

“Specified Transaction” means any incurrence of Indebtedness.

“Spread Adjustment” has the meaning assigned to such term in Section 2.2.

“Subsidiary” means, with respect to any Person (for purposes of this definition, the “parent”) at any date, any other Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other Person (a) of which more than fifty percent (50%) of the Equity Interests or more than fifty percent (50%) of the ordinary voting power, are as of such date, owned, controlled or held by the parent (either directly or through one or more intermediaries or both) or (b) the management of which is, as of such date, otherwise controlled, by the parent (either directly or through one or more intermediaries or both). Unless otherwise specified, “Subsidiary” means a Subsidiary of the Parent.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Leverage Ratio” has the meaning assigned to, and shall be calculated pursuant to the terms of and using the other relevant defined terms in, the Credit Agreement (as in effect on the Agreement Date); provided that the phrase “Parent Borrower and its Restricted Subsidiaries” in such defined term and such other relevant defined terms shall be replaced with “Parent and its Subsidiaries” for the purpose of making such calculation on a consolidated basis for the Company and its Subsidiaries.

“United States” and “U.S.” mean the United States of America.

Section 1.2 Interpretation

With reference to this Note and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)       The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) unless otherwise specified, all references in any Loan Document to sections, exhibits and schedules shall be construed to refer to sections of, and exhibits and schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (vi) any table of contents, captions and headings are for convenience of reference only and shall not affect the construction of this Note or any other Loan Document, and (vii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)       In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)       All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, as in effect from time to time. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Holder shall so request, the Company and the Holder shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein; provided, further that all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the effectiveness of FASB ASC 842 shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purpose of this Note (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with FASB ASC 842 (on a prospective or retroactive basis or otherwise) to be treated as capital lease obligations in the financial statements.

Article II
interest and principal payments

Section 2.1 Interest

The Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate equal to the Interest Rate for such Interest Period and shall be payable in arrears on each Interest Payment Date. Any overdue interest or principal payment on this Note shall bear interest, payable on demand, for each day from and including the date payment thereof was due to but excluding the date of actual payment, at a rate per annum equal to the rate that would otherwise be applicable thereto plus 2.00% per annum. All interest hereunder shall be computed on the basis of a year of 365 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable LIBOR shall be determined by the Holder and such determination shall be conclusive absent manifest error. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.2 Ineffective Interest Rate; Benchmark Replacement

Notwithstanding anything to the contrary contained herein:

(a)        if the Holder and Parent jointly determine as to LIBOR or any other then-current Benchmark at any time that for any reason:

(i)       such Benchmark (or a published component used in the calculation thereof) is not available or is no longer being published, or adequate and reasonable means otherwise do not exist for ascertaining such Benchmark,

(ii)       the administrator for such Benchmark (or for a published component used in the calculation thereof) or any relevant agency or authority (including such administrator’s regulatory supervisor or the U.S. Federal Reserve System) has announced that such Benchmark (or component) will no longer be published, permanently or indefinitely (unless, at the time of such announcement, there is a successor administrator that will continue to provide such Benchmark (or component)), or the regulatory supervisor of such Benchmark’s administrator has announced that such Benchmark (or a published component used in the calculation thereof) is no longer representative, or

(iii)       it has become impractical or unlawful for the Holder to maintain the credit referenced herein based on such Benchmark,

the Holder may, in consultation with Parent, substitute for LIBOR or such other then-current Benchmark, as applicable, an alternative index rate (a “Benchmark Replacement”) (which may include, or to which the Holder may add, a spread adjustment, which may be a positive or negative value or zero (a “Spread Adjustment”)), giving due consideration to any selection or recommendation of an alternative index rate and/or spread adjustment (or mechanism for determining such a rate and/or adjustment) by the Federal Reserve Board and/or the Federal Reserve Bank of New York (the “FRB/NYFRB”), or any committee officially endorsed or convened by the FRB/NYFRB, and/or any evolving or then-prevailing market conventions; provided that (A) if a condition arises under clause (a)(i) above, then if and for so long as the Holder determines that such condition is likely to be temporary, the Holder may, in consultation with Parent, substitute for the relevant Benchmark or component a value or rate (which may include, or to which the Holder may add, a Spread Adjustment) on a temporary basis without limiting its right to reinstate such Benchmark or component (or to substitute and implement a Benchmark Replacement) thereafter, and (B) a Benchmark Replacement based solely on the condition described in clause (a)(iii) above will not take effect earlier than the 90th day before the expected date of the then-current Benchmark’s (or any applicable component’s) non-publication as of such announcement. Notwithstanding the foregoing, if at any time any Benchmark is not available or is no longer being published or if it has become impractical or unlawful for the Holder to maintain the credit referenced herein based on such Benchmark, then, until the Holder, in consultation with Parent, substitutes a different Benchmark Replacement for such Benchmark, the Benchmark Replacement shall be the Secured Overnight Financing Rate (SOFR) and, for clarity, the Interest Rate shall be SOFR plus 3.0%.

Section 2.3 Scheduled Principal Payments

(a)       This Note shall not be subject to any required principal payment prior to the Maturity Date, other than as expressly set forth in Article VII.

(b)       On the Maturity Date, the Company shall pay the then-outstanding principal amount of this Note and all accrued and unpaid interest thereon.

Section 2.4 Optional Prepayment

The Company may, at its option and upon notice, prepay at any time all, or from time to time any part of, this Note at 100% of the principal amount so prepaid, plus accrued but unpaid interest through the prepayment date with respect to such principal amount, but without any premium or penalty. Amounts prepaid or repaid may not be reborrowed.

Section 2.5 Payments; Payment Dates

All payments hereunder shall be made in Dollars by wire transfer of immediately available funds to such account as the Holder may designate from time to time in writing to the Company. Whenever any payment of interest or principal under this Note is stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and any such additional days elapsed shall be reflected in the computation of the interest payable on such next succeeding Business Day.

Article III
TAXES

Section 3.1 Payments Free of Taxes

Any and all payments by or on account of any obligation of the Obligor hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes; provided that if the Company shall be required by applicable Law (as determined in the good faith discretion of the Company) to deduct or withhold any Taxes from such payments, then (i) the Company shall make such deductions or withholdings, (ii) the Company shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and (iii) if such Tax is an Indemnified Tax, then the sum payable by the Company shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Article III), the Holder receives an amount equal to the sum it would have received had no such deduction or withholding been made.

Section 3.2 Tax Indemnification

The Company shall indemnify the Holder, within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Article III) payable or paid by the Holder or required to be withheld or deducted from a payment to the Holder and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by the Holder shall be conclusive absent manifest error.

Section 3.3 Evidence of Payments

Within ten (10) Business Days after any payment of Taxes by the Company to a Governmental Authority pursuant to this Article III, the Company shall deliver to the Holder the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Holder.

Section 3.4 Survival

The agreements and obligations of the Company and the Holder contained in this Article III shall survive the repayment, satisfaction, replacement or discharge, in full or in part, of the Loan or any other obligations under the Loan Documents and the termination of this Note or any other Loan Document.

Section 3.5 Treatment of Certain Refunds

If the Holder determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Article III (including by the payment of additional amounts pursuant to this Article III), it shall pay to the Company an amount equal to such refund (but only to the extent of indemnity payments made under this Article III with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Holder and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). The Company, upon the request of the Holder, shall repay to the Holder the amount paid over pursuant to this Article III (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that the Holder is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.5, in no event will the Holder be required to pay any amount to the Company pursuant to this Section 3.5 the payment of which would place the Holder in a less favorable net after-Tax position than the Holder would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require the Holder to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Company or any other Person.

Section 3.6 Status of Holder

If the Holder is entitled to an exemption from or reduction of withholding Tax with respect to payments made under the Loan, the Holder shall deliver to the Company, at the time or times reasonably requested by the Company, such properly completed and executed documentation reasonably requested by the Company as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Holder, if reasonably requested by the Company, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Company as will enable the Company to determine whether or not the Holder is subject to backup withholding or information reporting requirements.

Article IV
AFFIRMATIVE COVENANTS

Beginning on the Effective Date and thereafter until all Obligations are Fully Satisfied:

Section 4.1 Financial Statements

(a)       As soon as practicable and in any event within ninety (90) days (or, if earlier, on the date of any required public filing thereof) after the end of each fiscal year of the Parent, the Company shall deliver to the Holder an audited consolidated balance sheet of the Parent and its Subsidiaries as of the close of such fiscal year and audited consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the preceding fiscal year and prepared in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the year. Such annual financial statements shall be audited by an independent certified public accounting firm of recognized national standing and accompanied by a report and opinion thereon by such certified public accountants prepared in accordance with generally accepted auditing standards.

(b)       As soon as practicable and in any event within forty-five (45) days (or, if earlier, on the date of any required public filing thereof) after the end of the first three fiscal quarters of each fiscal year of the Parent, the Company shall deliver to the Holder an unaudited consolidated balance sheet of the Parent and its Subsidiaries as of the close of such fiscal quarter and unaudited consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the corresponding period in the preceding fiscal year and prepared by the Parent in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by the chief financial officer of the Parent to present fairly in all material respects the financial condition of the Parent and its Subsidiaries on a consolidated basis as of their respective dates and the results of operations of the Parent and its Subsidiaries for the respective periods then ended, subject to normal year-end adjustments and the absence of footnotes.

(c)       Documents required to be delivered pursuant to Section 4.1(a) or Section 4.1(b) (to the extent any such documents are included in materials otherwise filed with the U.S. Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which the Borrower posts such documents, or provides a link thereto on the Parent’s website.

Section 4.2 Compliance Certificate

On or before the date that is 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent, and on or before the date that is 90 days after the end of each fiscal year of the Parent, the Company shall deliver to the Holder a certificate certified by a Financial Officer demonstrating compliance with the covenant set forth in Section 5.2 as of the end of each such fiscal period, in a form reasonably acceptable to the Holder.

Section 4.3 Further Assurances

The Company shall execute any and all further documents, agreements and instruments, and take all such further actions, which may be required under any applicable Law, or which the Holder may reasonably request, to effectuate the transactions contemplated by the Loan Documents all at the expense of the Company.

Article V
NEGATIVE COVENANTS

Beginning on the Effective Date and thereafter until all Obligations are Fully Satisfied, Parent shall not, nor shall Parent permit any of its Subsidiaries to:

Section 5.1 Indebtedness

Create, incur, assume or permit to exist any Indebtedness, except Indebtedness that (i) after giving effect to the incurrence of any such Indebtedness and the use of proceeds thereof the Pro

Forma Total Leverage Ratio is equal to or less than 5.00 to 1.00 and (ii) does not mature prior to the Maturity Date (except that this clause (ii) shall not apply to (x) an aggregate outstanding principal amount of secured Indebtedness of $150,000,000 at any time or (y) any Indebtedness other than the types described in clauses (a) and (b) of the definition thereof).

Section 5.2 Financial Covenant

As of the end of each fiscal quarter of the Parent, permit the Secured Leverage Ratio to be greater than 3.50:1.0.

Article VI
EVENTS OF DEFAULT

Section 6.1 Events of Default

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a)       the Obligor shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)       the Obligor shall fail to pay any interest on any Loan or any other amount (other than an amount referred to in clause (a) of this Section 6.1) payable under this Note or under any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) or more Business Days; and

(c)       the Obligor shall fail to observe or perform any other covenant, condition or agreement contained in Article IV or Article V and such failure shall continue unremedied for a period of twenty (20) or more Business Days;

(d)       an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency or other relief in respect of the Obligor or any of its Subsidiaries or debts, or of a substantial part of its assets, under any Debtor Relief Laws or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, liquidator, rehabilitator, or similar official for the Obligor or any of its Subsidiaries or for a substantial part of its or their assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of sixty (60) or more consecutive days or an order or decree approving or ordering any of the foregoing shall be entered;

(e)       the Obligor or any of its Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, or other relief under any Debtor Relief Laws now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (d) of this Section 6.1, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator, liquidator, rehabilitator, or similar official for the Obligor or any of its Subsidiaries or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing;

(f)       a Change in Control shall occur or the Parent shall sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired);

(g)       a default by the Parent or any of its Subsidiaries with respect to any one or more mortgages, agreements or other instruments under which there is outstanding, or by which there is secured or evidenced, any Indebtedness for money borrowed with an aggregate principal amount exceeding the greater of (i) $26,000,000 and (ii) 25% of Consolidated EBITDA (as defined in the Credit Agreement as of the Agreement Date) for the most recently ended Test Period (as defined in the Credit Agreement as of the Agreement Date) at such time (or its foreign currency equivalent) in the aggregate of the Parent and its Subsidiaries, whether such indebtedness exists as of the Effective Date or is thereafter created, to the extent that such default results in such Indebtedness becoming due prior to its scheduled maturity or enables or permits (with all applicable grace periods having expired) the holder or holders of any such Indebtedness or any trustee or agent on its or their behalf to cause any such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, or a failure by the Parent or any of its Subsidiaries to make any payment (whether of principal or interest and regardless of amount) in respect of any such Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace period); provided that this clause (g) shall not apply to (x) secured Indebtedness that becomes due according to its terms as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness or (y) any breach or default that is (I) remedied by the Parent or its applicable Subsidiary or (II) waived (including in the form of amendment) by the required holders of the applicable item of Indebtedness, in the case of (I) and (II), prior to the acceleration of Loans pursuant to Section 7.1; or

(h)       any material provision of any Loan Document shall for any reason be asserted by the Obligor not to be a legal, valid and binding obligation of the Obligor thereto other than as expressly permitted hereunder or thereunder.

Article VII
REMEDIES ON DEFAULT, ETC.

Section 7.1 Acceleration

(a)       If an Event of Default with respect to the Company described in clauses (d) or (e) of Section 6.1 has occurred, this Note then shall automatically become immediately due and payable.

(b)       If any Event of Default (other than as described in clause (a) of this Section 7.1) has occurred and is continuing, the Holder may, at any time at its option by written notice to the Company, declare this Note to be immediately due and payable.

(c)       Upon this Note becoming due and payable under this Section 7.1, whether automatically or by declaration, this Note will forthwith mature and the entire unpaid principal amount of this Note, plus all accrued and unpaid interest, shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.

Section 7.2 Other Remedies

If any Event of Default has occurred and is continuing, and irrespective of whether this Note has become or has been declared immediately due and payable under Section 7.1, the Holder may proceed to protect and enforce its rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein, or for an injunction against a violation of any of the terms hereof, or in aid of the exercise of any power granted hereby or by law or otherwise.

Section 7.3 Rescission

At any time after this Note has been declared due and payable pursuant to clause (b) of Section 7.1, the Holder, by written notice to the Company, may (but in no event shall be obligated to) rescind and annul any such declaration and its consequences. No rescission and annulment under this Section 7.3 will extend to or affect any subsequent Default or Event of Default or impair any right consequent thereon.

Article VIII
AMENDMENT OR WAIVER

Section 8.1 Requirements

Neither this Note, nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Company and the Holder.

Section 8.2 Binding Effect, No Deemed Waivers; Remedies Cumulative, Etc.

(a)       Any amendment or waiver consented to as provided in this Article VIII is binding upon the Holder, each subsequent holder of this Note and upon the Company without regard to whether this Note has been marked to indicate such amendment or waiver.

(b)       No failure or delay by the Holder in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Holder hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that it would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by the Obligor therefrom shall in any event be effective unless the same shall be permitted by Section 8.1, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

(c)       As used herein, the term “this Note” and references hereto shall mean this Note as it may from time to time be amended or supplemented.

Article IX
NOTICES

Section 9.1 Notices

All notices, requests, claims, demands and other communications under this Note shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by reputable overnight courier service (charges prepaid), upon receipt, (b) if sent by nationally recognized overnight air courier, one (1) Business Day after mailing, (c) if sent by email (with confirmation of delivery), on the date sent to such recipient if sent during the normal business hours of the recipient, and on the next Business Day if sent after the normal business hours of the recipient, and (d) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as the applicable party shall provide by like notice to the other party:

(i)       if to the Holder, to it at

Cree, Inc.

4600 Silicon Dr.

Durham, North Carolina 27703

Email: bkohn@cree.com

Attention: Bradley D. Kohn, General Counsel and Corporate Secretary

with a copy to (not constituting notice):

Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

Wells Fargo Capitol Center

150 Fayetteville Street, Suite 2300

Raleigh, North Carolina 27601

Email: groach@smithlaw.com

Attention: Gerald F. Roach

(ii)       if to any subsequent holder of this Note, to such holder at such address as such holder shall have specified to the Company in writing, or

(iii)       if to the Company, to it at

SMART Global Holdings, Inc.

c/o SMART Modular Technologies, Inc.

Legal Department

39870 Eureka Dr.

Newark, California 94560

Email: Bruce.Goldberg@smartm.com

Attention: Bruce Goldberg

with a copy to (not constituting notice):

O’Melveny & Myers LLP
2765 Sand Hill Road
Menlo Park, California 94025
Attention: Warren Lazarow
E-mail: wlazarow@omm.com

and

O’Melveny & Myers LLP
610 Newport Center Drive, 17th Floor
Newport Beach, California 92660
Attention: Andor D. Terner and Nikole Kingston
E-mail: aterner@omm.com; nkingston@omm.com

Article X
MISCELLANEOUS

Section 10.1 Successors and Assigns

All covenants and other agreements contained in this Note by or on behalf of any of the parties hereto shall bind and inure to the benefit of their respective successors and assigns, provided that the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Holder and the Holder may assign or otherwise transfer any of its rights or obligations hereunder with the prior written consent of the Company (such consent not to be unreasonably withheld).

Section 10.2 Certain Pledges

The Holder may at any time pledge or assign a security interest in all or any portion of its rights under this Note to secure obligations of the Holder; provided that no such pledge or assignment shall release the Holder from any of its obligations hereunder or substitute any such pledgee or assignee for the Holder as a party hereto.

Section 10.3 Severability

Any provision of this Note that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.4 Construction

Each covenant contained in this Note shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision in this Note refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person. The article and section headings contained in this Note are for reference purposes only and shall not affect the meaning or interpretation of this Note.

Section 10.5 Integration

This Note embodies the entire agreement and understanding between the Company and the Holder and supersedes all prior agreements and understandings relating to the subject matter hereof.

Section 10.6 Lost, Stolen, Destroyed or Mutilated Note

Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note and of indemnity arrangements reasonably satisfactory to the Company from or on behalf of the holder of this Note, and upon surrender or cancellation of this Note if mutilated, the Company shall make and deliver a new note of like tenor in lieu of such lost, stolen, destroyed or mutilated Note, at the Holder’s expense.

Section 10.7 Confidentiality

During the term of this Note, the provisions of Section 6.2 and Section 6.10 of the Purchase Agreement are incorporated herein, mutatis mutandis, as if a part hereof.

Section 10.8 Expenses; Indemnity

(a)       Costs and Expenses. The Company agrees to promptly pay, not later than thirty (30) days following written demand therefor, all reasonable and documented out-of-pocket expenses incurred by the Holder, including the reasonable and documented fees, charges and disbursements of in the case of the Holder, one primary counsel, one local counsel in each relevant jurisdiction, and one specialty counsel for each relevant specialty area, in each case in connection with the enforcement or protection of the Holder’s rights in connection with this Note and the other Loan Documents, including its rights under this Section 10.8, and including in connection with any bankruptcy or insolvency proceeding, workout, restructuring or related negotiations in respect thereof.

(b)       Indemnification. The Obligor will indemnify the Holder and its Affiliates and their respective, partners, directors, officers, agents, representatives and advisors (each, an “Indemnified Person”) and hold them harmless from and against all liabilities, damages, claims, costs and expenses (including reasonable and documented fees, disbursements, settlement costs and other charges of one primary legal counsel (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict notifies the Obligor of the existence of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnified Person) and one local counsel in each relevant jurisdiction, in each case, on behalf of the Holder) relating to this Note; provided that no Indemnified Person will have any right to indemnification for any of the foregoing to the extent resulting from (i) the gross negligence, material breach in bad faith or willful misconduct of the Loan Documents by, the relevant Indemnified Person or any of its Affiliates or their respective partners, directors, officers, employees, agents, advisors or other representatives as determined by a final, non-appealable judgment of a court of competent jurisdiction or (ii) any dispute solely among the Indemnified Persons (other than any claims arising out of any act or omission of the Company or any of its affiliates). This Section 10.8(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

Section 10.9 Governing Law; Consent to Jurisdiction

This Note shall be interpreted and construed in accordance with the laws of the State of New York. Any and all claims, controversies, and causes of action arising out of or relating to this Note, whether sounding in contract, tort, or statute, shall be governed by the laws of the State of New York, including its statutes of limitations, without giving effect to any conflict-of-laws rule that would result in the application of the laws of a different jurisdiction. Each of the parties hereby irrevocably and unconditionally submits, for itself and its assets and properties, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such claim, controversy, or cause of action and waives any objection to venue laid therein. Process in any such claim, controversy, or cause of action referred to in the preceding sentence may be served on any party anywhere in the world using any of the means described in Section 9.1, which the parties agree shall constitute effective service of process.

Section 10.10 Right of Setoff

If an Event of Default shall have occurred and be continuing, the Holder and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time due and owing, by the Holder or any such Affiliate, to or for the credit or the account of the Obligor against any and all of the obligations of the Obligor now or hereafter existing under this Note or any other Loan Document to the Holder or its Affiliates, irrespective of whether or not the Holder or any such Affiliate shall have made any demand under this Note or any other Loan Document and although such obligations of the Obligor may be contingent or unmatured or are owed to an Affiliate of the Holder different from the Affiliate holding such deposit or obligated on such indebtedness. The rights of the Holder and its Affiliates under this Section 10.10 are in addition to other rights and remedies (including other rights of setoff) that the Holder or its Affiliates may have. The Holder agrees to notify the Company promptly after any such setoff; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the undersigned has executed and delivered this Promissory Note as of the Effective Date.

SMART GLOBAL HOLDINGS, INC.

By:
Name:
Title:

Agreed and Acknowledged by:

CREE, INC.

By:
Name:
Title: